LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is dated as of August 12, 1996 ("Effective Date"), between Pacific Golf Holdings, Inc., a California corporation, 5481-A Commercial Drive, Huntington Beach, California 92649 ("Licensor"), and Confidence Golf. Inc., 75-150 Sheryl Avenue, Suite B, Palm Desert, California 92211 ("Licensee").

RECITALS

WHEREAS, Licensor owns certain patent rights relating to golf club technology;

WHEREAS, Licensor has agreed to grant a license to licensee to use such technology covered by Licensor's patent rights under the terms and conditions set forth in this Agreement.

THEREFORE, the Licensor and the Licensee agree as follows;

1.	Definitions.

1.1	"Affiliate" shall mean any person or entity in which a party or a direct or indirect parent of a party owns, directly or, indirectly, stock or other indicia of ownership representing at least 50% of the voting control over such person or entity.

1.2	"Licensed Patent Rights" shall mean the United States and
foreign patents and patent applications of the Licensor listed in the attached Schedule 1, which Is Incorporated as an integral part of this Agreement, and any continuations, continuations-in-part, divisions, reissues, re-examinations, extensions, additions and foreign or other counterparts thereof.

1.3	"Licensed Product" shall mean a golf club, component of a
golf club or component made by a method coming within a claim of any patent or patent application under the Licensed Patent
Rights.

1.4	"Net Selling Price" shall mean Licensee's Invoiced price of all
Licensed Products to a customer who is not an Affiliate, minus any returns.

2.	License Grant.

2.1	Licensor hereby grants to Licenses a non-exclusive worldwide license, with no right to grant sublicenses, to make, have made, use, sell, Offer to sell and otherwise dispose of Licensed
Products utilizing the, Licensed Patent Rights. Such license of Licensed Parent Rights shall be subject to the royalties provided in Section 3.

2.2 	Licensor warrants that It Is the exclusive owner of the Licensed
Patent Rights, which are not encumbered in any way, and that it has full power to enter into this Agreement and make the grants set forth above.

2.3 	Licensor makes no warranties or representations that any
Licensed Products do not infringe any patents of third parties.

3.	Compensation.

3.1	Advance Payment.  Licensee shall make an advance payment to
Licensor upon the signing of this Agreement by both parties, of $25,000. This, payment shall not be credited against any amounts payable as royalties under paragraph 3.2 or paragraph 3.3.

3.2	Royalties.  Licensee shall pay Licensor a royalty of $2.00
per iron and $2.50 per wood, for each golf club component made, used, sold or offered by Licenses or on its behalf in a geographical area where such activity would constitute an infringement of a Licensed Patent Right in that area.

3.3	Minimum Royalties.  In any year during which any Licensed
Patent Rights remain in effect and Licenses makes, uses, sells or offers to sell any Licensed Products in a geographical area In which such activity constitutes an infringement of a Licensed Patent Right in that area, Licensee shall make a minimum annual royalty payment of $25,000 to Licensor based upon the sale of Licensed Products for such year at the applicable royalty rate for Licensed Products (which minimum amount, shall be pro rated for any partial year during which the minimum applies).

3.4	Royalties Not Refundable.  Any payments or royalties paid by
Licensee under this Agreement shall not be refundable for any reason.

3.5	Termination of Royalties.  The obligation. to pay royalties
for Licensed Products payable under this Agreement shall be terminated for a patent in the event that the United States
Patent and Trademark Office or a court of competent jurisdiction holds that a patent under the Licensed Patent Rights is invalid and/or unenforceable, in a decision from which no further rights of appeal are available, and when such event occurs no further royalties shall be due under that patent.

3.6	Royalty Payments.  Licensee shall pay the royalties required hereunder within thirty (30) days (allowing each calendar quarter after the Effective Date of this Agreement, except for minimum royalties, which shall be paid at the end of each calendar year.

3.7	Reports.  On or before each royalty payment date, Licensee
shall render to Licensor a written statement setting forth the quantity of Licensed Products sold during the previous royalty period, together with a statement of the amount of royalties due for such products. During any period that royalties are payable hereunder, Licensee shall keep written records with respect to such products so the royalties payable hereunder may be accurately established and determined and Licensee shall permit such records to be inspected no more than once during any calendar year by a Certified Public Accountant appointed by the Licensor at any reasonable time during regular business hours, upon written notice to Licensee at least five (5) working days In advance of the inspection, to verify compliance with this Agreement. It an underpayment of royalties is verified of more than 10% of the amount due for any year, Licensee shall pay the cost of the inspection, not to exceed $5,000.

3.8	 Future Products of Licensee.  For future products of
Licensee, that (a) employ an Insert which uses a Licensed Patent Right or (b) employ a forged metallic face with a cast body, If Licensee believes such a product Is not a Licensed Product because It does not come within a claim of any patent or potent application under the Licensed Patent Rights, Licensee shall identify such product and provide a detailed explanation of the basis of its belief, A failure to comply with this section shall constitute a material breach of this Agreement.

4.	Term and Termination.

4.1	The terms, conditions and obligations of this Agreement
become effective as of the Effective Date of this Agreement.

4.2	This Agreement shall remain In effect from and after the Effective
Date and shall expire automatically upon the expiration or termination of all patents and patent applications under Licensed Patent Rights.

4.3	This Agreement May be terminated by Licensor prior to its
expiration, by prior written notice to the Licensee, for failure to materially comply with any obligation hereunder; provided, however, that the Licensee shall have sixty (60) days from the date of delivery of such notice within which to remedy such breach.

4.4	Not withstanding any other provisions of this Agreement,
this Agreement will automatically terminate prior to its expiration in the event that Licensee falls to make the minimum annual royalty payment set forth In paragraph 3.3 and paragraph
3.6 within thirty (30) days of the end of each calendar year.

5.	Consequence of Termination.

5.1	Termination of the Agreement for any reason shall not
relieve Licensee of its obligation to pay royalties accrued, due or payable up to the date of such termination.

6	Miscellaneous.

6.1	Governing Law.  This License Agreement shall be governed and construed accordance with the laws of the State of California.

6.2	Assignment.  All rights of Licensor under this Agreement can be assigned without, any prior notice to or consent by the Licensee, Other than to an affiliate of Licensee, Licensee shall have no right to assign any of its rights or obligations under this Agreement without the prior written consent of the Licensor. Subject to such restrictions, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

6.3	Notices.  Any notice or other communication provided for
herein or given hereunder to a party hereto shall be in writing and shall be hand-delivered or mailed by first class registered or certified mail, postage prepaid, or sent by facsimile telephone transmission or telegram addressed to the attention of the person specified below, in each case addressed or sent as follows:

If to Licensor:

Pacific Golf Holdings, Inc.
c/o GolfGear International, Inc.
5481 A Commercial Drive
Huntington Beach, CA 92649
Attention: President
Facsimile Telephone Number: (714) 899-4284

If to Licensee:

Confidence Golf, Inc.
75-150 Sheryl Avenue
Suite B
Palm Desert, CA 92211
Attn: President
Facsimile Telephone Number (760) 341-7700

or to such Other address, or number, or the attention of such other person, with, respect to either party as such party shall have Communicated to the other by written notice given in accordance with this section.

6.4	Waiver and Other Action.  No party may waive any of the
terms or conditions of this Agreement except by a duly signed writing referring to the specific provisions to be waived.

6.5	 Severability.  If any term, provision, covenant or
restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

6.6	Counterparts.  This Agreement may be executed In two or more counterparts, each, of which shall be deemed an original but all of which shall constitute but one instrument. Telecopy versions of signed documents shall be deemed to be original documents for purposes for this Agreement.

6.7	Entire Agreement, This Agreement constitutes the entire
Agreement between the parties, or any of them, with respect to the subject matter hereof and supersedes any and all prior agreements or understandings with respect thereto.

6.8	Relationship.	It is expressly agreed that the parties
intend by this Agreement to establish between Licensor and Licensee the relationship of independent contractors. It is further agreed that a party has no authority to create or assume in the other party's name or on behalf of the other Party for any Purpose whatsoever. Neither Licensor nor Licensee is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first above written.

PACIFIC GOLF HOLDINGS, INC.


By: /s/ Donald Anderson
        Donald Anderson, President

CONFIDENCE GOLF, INC.


By: /s/ Robert Williams
        Robert Williams, President

Pacific Golf Holdings, Inc.
5481-A Commercial Drive
Huntington Beach, California. 92649
(714) 899-4274


March 17, 1998


Mr. Robert Williams, President
Confidence Golf, Inc.
75-150 Sheryl Avenue, Suite B
Palm Desert, California 92211

RE:	Waiver of certain terms of License Agreement dated August
12, 1996 between Pacific Golf Holdings, Inc. and Confidence Golf,
Inc.

Dear Mr. Williams:

Pursuant to our recent conversations, this letter will formally waive certain terms and conditions of the License Agreement dated
August 12, 1996 between Pacific Golf Holdings, Inc. and
Confidence Golf, Inc., as follows:

Paragraph 3.1  -  Advance Payment:  The advance payment of,
$25,000 is waived.

Paragraph 3.2 - Royalties: Royalties through December 31, 1997 are waived.

Paragraph 3.3  -  Minimum Royalties:   The minimum royalty
payments of $25,000 through December 31, 1997 are waived.

Please signify your acknowledgement of such waiver by signing where indicated below.

Sincerely,


/s/  Donald A. Anderson
     Donald A. Anderson, President

Agreed and Acknowledged:


By: /s/  Robert Williams
         Robert Williams, President
         Confidence Golf, Inc.

Date: March 20, 1998

SCHEDULE 1

LICENSED PATENT RIGHTS

Jurisdiction		Title					                      Number	      	Date

USA		         Golf Club Head				              5,024,437		   6/18/91

USA		         Golf Club Head and Method of
            		Forming Same					               5,094,383	   	3/10/92

USA		         Golf Club Head and Method of
            		Forming Same					               5,261,663	   	11/16/93

USA		         Golf Club Head and Method of
            		Forming Same					               5,261,664	   	11/16/93

USA		         Golf Club Head and Method of
            		Forming Same					               5,255,918	   	10/26/93

USA		         Golf Club Head and Method of
            		Forming Same					               5,344,140	    9/6/94

USA		         Golf Club with Recessed Non
              Metallic	Outer Face Plate				   5,417,419	   	5/23/95

USA		         Structure and Process for
              Affixing a	Golf Club Insert
              to a Golf Club Head		           5,720,673	    2/24/98